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                                    SPECIMEN
                                    --------


                      Organized as a Voluntary Association
                              Under the Laws of the
                          Commonwealth of Massachusetts

                                NASL SERIES TRUST


                             _______________  TRUST



THIS CERTIFIES THAT

is the owner of


FULLY PAID AND NON-ASSESSABLE SHARES OF BENEFICIAL INTEREST, $0.01 PAR VALUE, OF


                                NASL SERIES TRUST


in accordance with, and subject to all the provisions of, an Agreement and Declaration of Trust dated September 28, 1988, including any amendments thereto, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts, to all of which provisions every shareholder agrees by the acceptance of a share certificate.

       The Declaration of Trust provides that the name "NASL Series Trust" refers to the Trustees under the Declaration of Trust collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the trust may be held to any personal liability, nor may resort be had to their private property, for the satisfaction of any obligation or claim or otherwise in connection with the affairs or to the particular series of shares with respect to which such obligation or claim arose, may be liable.

IN WITNESS WHEREOF, the Trustees under said Declaration of Trust, acting not individually, but as such Trustees have caused to be affixed to this certificate the facsimile Seal of the Trust and the facsimile signatures of duly authorized officers of the Trust, acting not individually but as such officers.


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TREASURER                                         PRESIDENT